Exhibit 107.1
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
GILEAD SCIENCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(1)	Common stock, par value $0.001 per share	Rule 457(a)	47,750,000	$130.09	$6,211,797,500.00	$138.10 per $1,000,000	$857,849.23
Total Offering Amounts					$6,211,797,500.00		$857,849.23
Total Fee Offsets							—
Net Fee Due							$857,849.23
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Gilead Sciences, Inc. 2022 Equity Incentive Plan, as amended and restated (the “Plan”). The “Proposed Maximum Offering Price Per Unit” and the “Maximum Aggregate Offering Price” are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on April 30, 2026. The “Amount Registered” represents an additional 47,750,000 shares of Common Stock reserved for issuance under the Plan.